Exhibit 23.12

CONSENT OF QUALIFIED PERSON

Metallurgy Concept Solutions LLC hereby consents to the public filing of Sections 10.3, 14.1.3, 14.2.3, 14.3.3, and 14.4.3 (the “Covered Sections”) of the Technical Report Summary titled “Technical Report Summary, Elk Creek Project, Nebraska” with an Effective Date of June 30, 2022 (the “Technical Report Summary”) as an exhibit to the Annual Report on Form 10-K for the fiscal year ended June 30, 2025 (the “Form 10-K”) of NioCorp Developments Ltd. (the “Company”).

Metallurgy Concept Solutions LLC also consents to the incorporation by reference of the Covered Sections in the Company’s Registration Statement on Form S-1 (Registration Nos. 333-285066, 333-279429, 333-270542, 333-271268, 333-254511, 333-270541 and 333-271266), Registration Statement on Form S-3 (Registration No. 333-280176) and Registration Statement on Form S-8 (Registration No. 333-222313) (collectively, the “Registration Statements”).

Metallurgy Concept Solutions LLC also consents to the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 10-K, the Registration Statements and the Technical Report Summary.

Metallurgy Concept Solutions LLC also consents to any extracts from or a summary of the Covered Sections in the Form 10-K and incorporated by reference in the Registration Statements (the “Disclosure”).

Metallurgy Concept Solutions LLC certifies that we have read the Disclosure being filed by the Company and that it fairly and accurately represents the information in the Covered Sections.

Signed and dated this 11th day of September, 2025 at 50 St-Louis #103, Valleyfield, QC, Canada J6T 1M6.

/s/ Sylvain Harton
Sylvain Harton, P. Eng.
Senior Metallurgist Engineer
Metallurgy Concept Solutions LLC